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                                                           EXHIBIT 3

                         ARTICLES OF INCORPORATION
                                    OF
                        JEFFERSON-PILOT CORPORATION

                  (Including amendments through May 1996)


     We, the undersigned persons who are each over 21 years of age, do make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

                                 ARTICLE I

     The name of the corporation shall be JEFFERSON-PILOT CORPORATION.

                                ARTICLE II

     The period of duration of the corporation shall be perpetual.

                                ARTICLE III

     The purposes for which the corporation is organized are:
     (a) To exist, serve, act, and conduct business, as a holding corporation;

     (b) To acquire by purchase, subscription, exchange, or in any other lawful manner, and to hold, receive, use, mortgage, pledge, sell, assign, transfer, exchange, dispose of, and otherwise deal in and with securities (which term, for the purpose of this Article III, includes, without limitation of the generality thereof, shares of stock, other shares, bonds, debentures, notes, mortgages, or other obligations, and certificates, receipts, warrants, or other instruments representing rights or options to receive, purchase or subscribe for any of the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firms, associations, trusts, partnerships, corporations, joint ventures, syndicates, or governments or subdivisions thereof; to pay for securities (as defined in this Article III) (1) in cash, (ii) by exchange of stock of this corporation for such securities acquired, (iii) in cash and by exchange of stock, or (iv) in any other lawful manner; and to exercise, as owner or holder of any such securities as herein defined, any and all rights, powers and privileges in respect thereof.

     (c) To acquire by purchase, exchange, concession, easement, deed, assignment, contract, lease or otherwise, and hold, own, use, control, manage, improve, maintain and develop, mortgage, pledge, grant, sell, convey, exchange, assign, divide, lease, sublease, otherwise encumber and dispose of, and deal and trade in, tangible personal property, real estate improved or unimproved, lands, leaseholds, options, concessions, easements, tenements, hereditaments and interests in real, mixed, and personal property, of every kind and description wheresoever situated, and any and all rights therein.

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     (d)  To manufacture, assemble, design, distribute, store,
raise, grow, market, process, repair, buy, sell, license, lease, improve, install operate, exchange, import, export, and generally deal in and with, at wholesale, retail or otherwise, as principal, partner, joint venturer, agent, broker, factor, distributor, manufacturer's representative, jobber or otherwise, any type of property whether real or personal (including, without limitation of the generality thereof, "securities" as defined in Article III hereof, intangible personal property, goodwill, and franchises); to extract and process natural resources; to transport freight or passengers by land, sea or air, subject to acquisition of such licenses and permits as may be required by applicable law, to collect, publish, and disseminate all types of information, programs, news, or advertisements through any medium whatsoever (including, without limitation of the generality thereof, the media of radio, television, community antenna television, newspapers, and magazines); to perform and render any personal service whatsoever; to render investment advice and counsel and to perform investment services and functions; to enter into or serve in any type of management, investigative, advisory, promotional, protective, fiduciary or representative capacity or relationship for any person, firm, association, trust, partnership, joint venture, syndicate, organization, or corporation; to enter into contracts of guaranty or suretyship for the benefit of any corporation, partnership, joint venture, syndicate, organization, or corporation; to enter into contracts of guaranty or suretyship for the benefit of any corporation, partnership, joint venture, association, firm, syndicate, trust, or other entity, in which this corporation may have some interest; to engage in any lawful commercial, industrial, educational, agricultural and/or scientific business, profession or activity whatsoever and to engage in, do, and perform any enterprise, act, service or vocation which a natural person might or could do or perform, subject to and in conformity with the laws of the State of North Carolina; and to do any and all other acts and things necessary, desirable or incident to carry out, observe, keep and perform the objects and purposes for which this corporation is formed.

     (e) The foregoing provisions of this Article III shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes, powers, privileges and rights of the corporation, and the corporation shall be authorized to exercise and enjoy all the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the laws of the State of North Carolina now or hereafter in force.

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                           ARTICLE IV

     The corporation shall be authorized to issue Three Hundred Fifty Million (350,000,000) shares designated as common stock, with a par value of One and 25/100 Dollars ($1.25) per share, and Twenty Million (20,000,000) shares designated as preferred stock, each with the following preferences, limitations and relative rights:
     (a) Each share of common stock shall have one vote, and, except as otherwise provided in respect of any series of preferred stock hereafter established, the exclusive voting power for all purposes shall be vested in the holders of the shares of common stock. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the shares of common stock shall be entitled to share ratably in the net assets of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation and the amount, if any, to which the holders of shares of preferred stock shall be entitled in accordance with the preferences of such shares established by the Board of Directors.

     (b) The Board of Directors is authorized, subject to limitations prescribed by the North Carolina Business Corporation Act and these Articles of Incorporation, to adopt and file from time to time, without further shareholder action, Articles of Amendment that authorize the issuance of shares of preferred stock which may be divided into two or more series, each with such designations, preferences, limitations and relative rights as the Board of Directors may determine, including without limitation dividend rights, if any, and the extent if any to which dividends are cumulative, rights if any upon liquidation or distribution of the assets of the corporation, conversion or exchange rights if any, redemption rights if any, and voting rights if any, provided that the holders of preferred stock will not be entitled to more than the lesser of (x) one vote per $100 liquidation value or (y) one vote per share, when voting as a class with the holders of shares of common stock, and will not be entitled to vote separately as a class except where the preferred stock is adversely affected or, to the extent provided in said Articles of Incorporation, for the election of not more than two directors after multiple dividend defaults.

                                 ARTICLE V

     The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is Twenty Million ($20,000,000) Dollars in cash, or in property, tangible or intangible, of equivalent value.

                                ARTICLE VI

     The address of the initial Registered Office of the corporation in North Carolina is Jefferson Standard Building, 101
North Elm Street, Greensboro, Guilford County, North Carolina; and, the name of the initial Registered Agent at such office is D. E.
Hughes.

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                                ARTICLE VII

     The number of Directors constituting the initial Board of Directors shall be Twenty (20), and the names and addresses of the persons who are to serve as Directors until the first meeting of the shareholders, or until their successors are elected and qualify, are:

     Name                               Address
Thornton H. Brooks            415 Sunset Drive
                              Greensboro, North Carolina

J. M. Bryan                   711 Sunset Drive
                              Greensboro, North Carolina

Mrs. Kathleen Price Bryan     711 Sunset Drive
(Mrs. Joseph M. Bryan)        Greensboro, North Carolina

W. Colquitt Carter            52 W. Wesley Road, N.E.
                              Atlanta, Georgia

W. L. Carter, Jr.             1012 Country Club Drive
                              Greensboro, North Carolina

George K. Cavenaugh           2026 Saint Andrews Road
                              Greensboro, North Carolina

W. G. Clark, Jr.              Saint Patrick Street
                              Tarboro, North Carolina

C. McD. Davis                 Porters Neck Plantation
                              Route 1, Box 621
                              Wilmington, North Carolina

Joseph C. Eagles, Jr.         1100 W. Nash Street
                              Wilson, North Carolina

S. Marcus Greer               3506 Del Monte
                              Houston, Texas

Howard Holderness             2000 Granville Road
                              Greensboro, North Carolina

D. E. Hudgins                 1606 Nottingham Road
                              Greensboro, North Carolina

R. O. Huffman                 315 Union Street
                              Drexel, North Carolina

John Van Lindley              304 Irving Place
                              Greensboro, North Carolina

A. G. Myers                   211 W. Second Avenue
                              Gastonia, North Carolina

Charles F. Myers, Jr.         2005 Granville Road
                              Greensboro, North Carolina

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Pierce C. Rucker              303 Wentworth Drive
                              Greensboro, North Carolina

Julius C. Smith               1300 Galleon Drive
                              Naples, Florida

W. Roger Soles                604 Kimberly Drive
                              Greensboro, North Carolina

O. F. Stafford                5307 Wayne Road
                              Greensboro, North Carolina


                               ARTICLE VIII

The names and addresses of the Incorporators are:

     Name                               Address

W. Roger Soles                604 Kimberly Drive
                              Greensboro, North Carolina

Howard Holderness             2000 Granville Road
                              Greensboro, North Carolina

George K. Cavenaugh           2026 Saint Andrews Road
                              Greensboro, North Carolina

D. E. Hudgins                 1606 Nottingham Road
                              Greensboro, North Carolina


                                ARTICLE IX

Section 1.  Number.

     The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of no less than eleven and no more than fifteen directors, with the exact number of directors to be established from time to time by the Board of Directors.

Section 2.  Classification.

     The Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as possible, of one-third of the total number of Directors consisting of the entire Board of Directors. In the elevation of Directors at the 1986 Annual Meeting of Shareholders, the Class I Directors shall be elected to hold office for a term to expire at the first annual meeting of shareholders thereafter; the Class II Directors shall be elected to hold office for a term to expire at the second annual meeting of shareholders thereafter; and the Class III Directors shall be elected to hold office for a term to expire at the third annual meeting of shareholders thereafter, and in the case of Each Class, until their successors are elected and qualified. At each annual meeting of shareholders held after the 1985 Annual Meeting of Shareholders, the Directors elected to succeed those whose terms expire shall be identified as being of the same Class as the Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the shareholders after their election, and until their successors are elected and qualified.

Section 3.  Advance Notice of Nomination.

     Advance notice of shareholder nominations for the election of Directors shall be given in the manner provided in Section 6 of this Article IX.

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Section 4.  Vacancies.

     Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the full term of the Class of Directors in which the vacancy occurred, and until such Director's successor shall have been elected and qualified.

Section 5.  Removal.

     Any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of 80% of the outstanding stock of the Corporation. Any Director may also be removed from office at any time, for cause, by the vote of a majority of the entire Board of Directors. The provisions of this Section 5 are subject to the requirements of North Carolina General Statutes 55-27 relating to cumulative voting and shareholder suits until the same may be repealed.

Section 6.  Nominations.

     Nominations for the election of Directors may be made by the Board of Directors or by a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of Directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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Section 7.  Amendment or Repeal

     Notwithstanding any other provisions of law, of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the Charter or the By-Laws of the Corporation) the affirmative vote of the holders of 80% or more of the outstanding shares of stock of the Corporation shall be required to amend or repeal, or adopt any provision inconsistent with or which relate to this Article IX.

                                 ARTICLE X

Section 1.  Vote Required for Certain Business Combinations

     A.   Higher Vote for Certain Business Combinations.

     In addition to any affirmative vote required by law, and except as otherwise expressly provided in Section 2 of this
     Article X:

          (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50,000,000 or more; or

          (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $50,000,000 or more; or

          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

          (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder;

     shall require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B.   Definition of "Business Combination".

     The term "Business Combination" as used in this Article X shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

Section 2.  When Higher Vote is Not Required

     The provisions of Section 1 of this Article X shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A or B are met or, in the case of a Business Combination not involving the payment of consideration to Shareholders, if the condition specified in the following paragraph A is met:

     A.   Approval by Disinterested Directors.

     The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

     B.   Price and Procedure Requirements.

     All of the following conditions shall have been met:

     (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Voting Stock in such Business Combination shall be at least equal to the highest of the following:

          (a) (if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Voting Stock acquired by it
          (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

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          (b)  the Fair Market Value per share of Voting Stock on the
          Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article X as the "Determination Date") whichever is higher.

     (ii) The consideration to be received by holders of Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such Stock shall be either cash or the form used to acquire the largest number of shares of such Stock previously acquired by it.

    (iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:
    (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends on the outstanding Common Stock;
    (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

    (iv) After such Interested Shareholder has become Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

    (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the Disinterested Directors as to the fairness (or nor) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Voting Stock other than the Interested Shareholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

Section 3.  Certain Definitions.

   For the purposes of this Article X:

   A. A "person" shall mean any individual, firm, corporation or other entity.

   B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding
          Voting Stock; or

          (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

          (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C.  A person shall be a "beneficial owner" of any Voting Stock:

          (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

          (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

          (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section
     3, the number of shares of Voting Stock deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General
     Rules and Regulations under the Securities Exchange Act of
     1934, as in effect on January 1, 1986.

     F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

     H. "Fair Market Value" means: (i) in the case of stock, the highest closing price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board in good faith.

     I. In the event of any Business Combination in which the Corporation survives, the reference to "consideration other than cash" as used in paragraph B(i) of Section 2 of this
     Article X shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holder of such shares.

Section 4.  Power of the Board of Directors.

     A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder,
     (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50,000,000 or more.


Section 5.  No Effect on Fiduciary Obligations of Interested
Shareholders.

     Nothing contained in this Article X shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 6.  Fiduciary Obligations of Directors.

     The fact that any Business Combination complies with the provisions of Section 2 of this Article X shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval of the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

Section 7.  Amendment or Repeal.

     Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of Voting Stock shall be required to amend or repeal, or adopt any provisions inconsistent with or related to this Article X.

                                ARTICLE XI

     To the maximum extent now and hereafter permitted by applicable law, the personal liability of each Director of the Corporation arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of his duty as a Director is eliminated. No amendment, modification or repeal of this Article or the adoption of any provision of the Articles of Incorporation inconsistent with this Article shall eliminate or diminish or otherwise adversely affect any rights or protection provided by this Article to a Director of the Corporation with respect to any case of action, claim, suit or proceeding that is based on any alleged action or failure to act prior to the effective date of such amendment, modification or repeal or the adoption of any provision in the Articles of Incorporation inconsistent with this Article.

     IN WITNESS WHEREOF, we have hereunto set our hands and seals this the 3rd day of January, 1968.

                                /s/  W. Roger Soles        (SEAL)
                                     W. Roger Soles


                                /s/  Howard Holderness     (SEAL)
                                     Howard Holderness


                                /s/  George K. Cavenaugh   (SEAL)
                                     George K. Cavenaugh


                                /s/  D. E. Hudgins         (SEAL)
                                     D. E. Hudgins


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